Exhibit 10.26

Openwave Systems Inc.

2100 Seaport Boulevard

Redwood City

California 94063

U.S.A.

January 28, 2009

Martin McKendry

Re: Offer of Employment

Dear Martin:

We are extremely pleased to offer you this opportunity to join Openwave Systems Inc. (“Openwave”) in the position of Senior Vice President, Engineering. You will report to Ken Denman, CEO and you will be based in Openwave’s Redwood City location. The following terms and conditions shall apply to your anticipated employment with Openwave. This offer is subject to the approval of the Compensation Committee and a successful background check.

1. Commencement of Employment with Company.

Your employment will commence on January 30, 2009.

2. Base Compensation.

Your annual base salary will be USD $275,000. You will be paid semi-monthly on the 15th and the last working day of each month.

3. Incentive Compensation

You will be eligible for the following incentive compensation:

You will be eligible for a quarterly incentive cash award from the Company under the Company’s Corporate Incentive Plan (“CIP”), based upon a target for each quarterly period which shall be 50% of your base salary actually earned for the three month performance period (i.e., $34,375.00 based upon your initial base salary). Under the terms of the CIP, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as pro-rated if applicable) and shall be determined based upon the Company’s achievement level against selected financial and performance objectives. The terms of the CIP, including the financial and performance objectives for the Company, shall be established for each performance period by the Compensation Committee in consultation with the Board of Directors of the Company.

4. Equity Awards.

Subject to the approval of the Compensation Committee of the Board of Directors of Openwave at its first meeting following your employment commencement date, you will be granted an option to purchase 300,000 shares of Common Stock (the “Option”). The Option shall have an exercise price equal to the fair market value of the Company common stock on the date of grant (which shall be determined in the discretion of the Compensation Committee in accordance with the terms of Openwave’s 2006 Stock Incentive Plan). The vesting commencement date will be your employment commencement date. The option will vest monthly over a period of 4 years contingent upon continued employment on the applicable vesting date. Any Option granted shall be subject to the terms of the Company’s policies and standard form of agreements.

5. Insurance Plans.

You are also eligible to participate in our comprehensive employee benefit programs. You understand and agree that, subject to applicable law, the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

6. At Will Employment.

You should be aware that your employment with Company is for no specified period and constitutes “at will” employment. As a result, you, and/or the Company, each have the right to terminate the employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in a written amendment to this Agreement signed by you and an authorized officer of the Company.

7. US Work Authorization

Your employment will commence on January 30, 2009, or on the first available date following your providing to Company proof of your eligibility to work in the United States.

8. Severance.

If your employment is terminated by the Company other than for Cause as defined in Addendum E, you shall be eligible to receive the severance and benefits described in the Company’s Executive Severance Benefit Policy and as consistent with applicable law. This paragraph and your participation in the Company’s Executive Severance Benefit Policy do not change or alter the at will nature of your employment relationship with the Company.

9. Components of Agreement.

Incorporated into this Agreement by reference are the following addendums (“Addendums”) and their attachments, each of which is a component of the Agreement.

Addendum A- Employment Requirements

Addendum B- Confidential Information and Inventions Assignment Agreement

Addendum C- Insider Trading Policy

Addendum D- Company Code of Conduct

Addendum E- Definitions of Involuntary Termination and Cause

Addendum F- Change of Control Severance Agreement

10. Section 409A.

You and the Company intend that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”), and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company does not, however, guarantee any particular tax effect for income provided to you pursuant to this Agreement, and except for its obligation to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement. In the event that any compensation to be paid or provided to you pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

11. Entire Agreement/Modification.

This Agreement, the Addendums, and any stock option agreements between you and the Company, constitute the entire agreement between you and the Company concerning our employment relationship, and they supersede all prior negotiations, representations, and agreements regarding that subject. This Agreement cannot be modified or amended except by a subsequent written amendment signed by you and an authorized officer of the Company.

Your acceptance of this Agreement represents a unique opportunity for both you and the Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

/s/ Ken Denman
Ken Denman
Chief Executive Officer

I accept the offer of employment and terms stated in this Offer Letter and the accompanying Addendums and attachments.

Accepted:	/s/ Martin McKendry	Date: 1/29/2009
Martin McKendry

Addendum A – Employment Requirements

1. By signing below you agree to the terms set forth in this Addendum A – Employment Requirements and the Appendix 1 attached to the Addendum A, the Confidential Information and Inventions Assignment Agreement.

2. EQUIPMENT: Openwave will provide you with necessary equipment to successfully complete your job responsibilities. This equipment will be held as property of the company and must be returned upon your termination of employment with Openwave.

3. WORKING ENVIRONMENT: Openwave is committed to providing a drug/alcohol and smoke free working environment for its employees. Additionally, in accordance with the Americans with Disabilities Act (ADA) we will provide disabled employees with any reasonable accommodations necessary. If you require any accommodations please contact the Director, Human Resources as soon as possible.

4. EXCLUSIVITY OF SERVICE: You are required to devote your full time, attention, and abilities to your job duties during working hours, and to act in the best interests of the Company at all times. You must not, without the written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organization where this is, or is likely to be, in conflict with the interests of the Company or where this may adversely affect the efficient discharge of your duties. However this does not preclude your holding up to 5% of any class of securities in any company that is quoted on a recognized Stock Exchange.

5. RECEIPTS OF PAYMENTS AND BENEFITS FROM THIRD PARTIES: Subject to any written regulations issued by the Company which may be applicable, neither you nor any member of your family, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect to any business transacted (whether or not by you) by or on behalf of the Company. If you, any member of your family or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit, you will forthwith account to the Company for the amount received or the value of the benefit so obtained.

6. WARRANTY AND UNDERTAKING: You represent and warrant that you are not subject to any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing the duties of your employment, or any of them, for the benefit of Company in accordance with the terms and conditions of the offer of employment.

7. PERFORMANCE OF DUTIES. You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with your job title. The Company may require you to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties, which are not reasonably within your capabilities. The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any subsidiary of Company where such duties or services are of a similar status to or consistent with your position with the Company

8. AT WILL EMPLOYMENT. Employment with Openwave is for no specific period of time. As a result, either you or Openwave may terminate your employment at any time for any reason, with or without cause. This is the full and complete agreement between you and the company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the President of the Company.

9. LEGAL RIGHT TO WORK. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Original documentation must be provided to us on or before your start date, or our employment relationship with you may be terminated. A list of such documents can be found on the back of the Employment Eligibility Form (1-9) form included with this offer.

10. CONFIDENTIAL INFORMATION. Openwave’s proprietary rights and confidential information are the company’s most important assets. We will therefore ask that you sign, as a condition to your employment, the Company’s Confidential Information and Inventions Assignment Agreement. We impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations to your former employers.

11. HOURS OF WORK. There are no normal working hours for this employment, you are required to work at such times and for such periods as are necessary for the efficient discharge of your duties, and shall devote all of your time and attention during such working hours to the discharge of your duties

12. PREVIOUS AGREEMENTS. This letter cancels and is in substitution for all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent. This letter with the identified Attachments is the entire agreement between you and the Company regarding the terms upon which you are employed by Company.

13. PROVISIONS. The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this letter.

Acknowledged:	/s/ Martin McKendry	Date: 1/29/2009
Martin McKendry

OPENWAVE SYSTEMS INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Martin McKendry (the “Employee”) and Openwave Systems Inc., a Delaware corporation (the “Company”), effective as of January 30, 2009 (the “Effective Date”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. The Board believes that it is imperative to provide the Employee with certain benefits upon the Employee’s termination of employment following a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. The Board has approved this Agreement and wishes to replace any existing individual agreements or arrangements with the Employee entered into prior to the Effective Date and that relate to severance payments or vesting acceleration with respect to options, restricted stock or other compensatory stock-based awards upon a change of control of the ownership of the Company, with this Agreement which is now the Company’s standard form of agreement with its officers with respect to this subject matter.

E. The benefits which are provided by virtue of this Agreement are in consideration of the Employee’s future execution of an agreement to certain terms, including a release of all claims against the Company and related parties that releases the Company and such parties from any claims whatsoever arising from or related to the Employee’s employment relationship with the Company substantially in the form attached hereto Exhibit A of this Agreement (the “Separation and Mutual Release Agreement).

F. Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1. TERM OF AGREEMENT. This Agreement became effective on the Effective Date and shall terminate only upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied. Except as otherwise expressly provided in Section 3(a) below, this Agreement supersedes and replaces any individual agreements or arrangements, or any relevant portions thereof, between the Company or any of its subsidiaries and the Employee entered into prior to the Effective Date that relate to (1) any severance payments or benefits, (2) any other payments or benefits, or (3) any vesting acceleration, lapse of restrictions or other amendment with respect to options or restricted stock of the Company, in each case related to a change of control of the ownership of the Company (however defined in any such agreements or arrangements). Any such individual agreements or arrangements, or any relevant portions thereof addressing this subject matter (whether in the form of offer letters, employment agreements, change of control agreements, severance agreements, transition agreements, severance policies or plans, or otherwise) are hereby terminated and shall no longer have any force or effect.

2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that this Agreement does not change the “at-will” status of Employee’s employment with the Company, as defined under applicable law. If the Employee’s employment terminates for any reason not in connection with a Change of Control, the Employee shall not be entitled to any benefits, damages, awards or compensation under Section 3 of this Agreement but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

3. SEVERANCE AND OTHER BENEFITS.

(a) Termination in Connection with a Change of Control. If the Employee’s employment terminates as a result of Involuntary Termination at any time during the period commencing two (2) months prior to a Change of Control and ending eighteen (18) months following a Change of Control, then immediately after the later of (i) five (5) business days after the Employee’s last date of employment with the Company and (ii) seven (7) calendar days after the execution and delivery of the Mutual Separation and Release Agreement, 100% of the unvested portion of any stock option, restricted stock or any other compensatory stock award granted to the Employee by the Company and then held by the Employee (except for any stock option, restricted stock or other compensatory stock award which by the express terms of the grant or by express designation by the Board are expressly excluded from the effect of this Agreement) shall automatically be accelerated in full so as to become immediately and completely vested and no longer subject to any contractual restrictions.

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In addition to such vesting acceleration, on the date that such acceleration occurs, the Employee shall receive the following payments and benefits; provided, however, that it is the intention of the parties that the payments described in Section 3(a)(i) shall be made not later than March 15 of the calendar year after the Involuntary Termination occurs, and, if not made by such date, because of the Employee’s failure to deliver an effective release of claims to the Company on or before March 8, the Employee shall be subject to the six-month delay described in Section 8(f) if applicable:

(i) A lump sum cash payment equal to the Employee’s then current annual base salary and target annual bonus multiplied by the factor specified below (without taking into account any reduction in base salary which could trigger an Involuntary Termination), less applicable withholding taxes or other withholding obligations of the Company. The factor to be applied to the lump sum payment above shall be two (2) if the Employee is the Chief Executive Officer, one and one-half (1.5) if the Employee is the General Counsel or a member of E-Staff, and one (1) in all other cases; in each case measured as of the date of the event constituting or giving rise to the occurrence of an Involuntary Termination. For example, if the Employee is a member of E-Staff, then the lump sum cash payment shall be equal to one and one-half times the amount equal to the Employee’s annual base salary plus target annual bonus.

(ii) At the Company’s expense, the Company will continue to provide Employee, and eligible dependents or other qualified beneficiaries of Employee, with medical, dental and vision insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) eighteen (18) months if the Employee is the Chief Executive Officer, the General Counsel or a member of E-Staff, and twelve (12) months in all other cases, provided that the Employee completes and timely files all necessary COBRA election documentation which will be sent to Employee after the last day of employment. After the periods specified in this Section 3(a)(ii), if Employee wishes to continue such COBRA coverage, Employee will be required to pay all requisite premiums for such continued coverage.

(b) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (which is not an Involuntary Termination) or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the terms of the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(c) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

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(d) Termination Not in Connection With a Change of Control. In the event the Employee’s employment terminates not in connection with a Change of Control, for any reason or no reason, whether on account of Disability, death, or otherwise, either prior to the period commencing two (2) months before the occurrence of a Change of Control or after the eighteen (18) month period following a Change of Control, then the Employee shall not be entitled to receive severance and any other benefits under this Agreement, but only as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(e) Mitigation. The Employee shall not be required to mitigate damages or the amount of any payment or benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits received by the Employee after the date of the termination of employment, or otherwise.

4. ATTORNEY FEES, COSTS AND EXPENSES. The Company shall promptly reimburse the Employee, on a monthly basis, for one-half ( 1/ 2) of the reasonable attorney fees, costs and expenses (collectively “Fees”) incurred by the Employee in connection with any action brought by the Employee to enforce his or her rights hereunder. In the event the Employee is the prevailing party, the Company shall reimburse the Employee for any Fees incurred by the Employee not previously reimbursed by the Company. However, if the Employee is not the prevailing party, the Employee shall immediately repay to the Company all previously paid reimbursements. The prevailing party shall be determined based upon the applicable court’s or arbitrator’s determination of which party prevailed on the major contested issues, with reference to the amount awarded or agreed to and without regard to whether or not the action resulted in a final judgment or was settled.

5. TAX MATTERS. In the event that any severance and other payments and benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then the Employee’s benefits under Section 3 shall still be delivered in full). Notwithstanding the foregoing, any payment pursuant to this Section 5 shall not be subject to the six-month delay described in Section 8(f), and, in no case shall such payment be made later than the end of the calendar year after the year in which the Employee remits federal or state taxes.

6. DEFINITION OF TERMS. The following terms used in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company; (ii) repeated

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unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated lawful written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that will continue the business of the Company in the future;

(ii) A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee).

(c) Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness or injury, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Employee or the Employee’s legal representative and acceptable to the Company or its insurers (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’

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written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d) E-Staff. “E-Staff” shall mean the senior executives of the Company who report directly to the Chief Executive Officer.

(e) Involuntary Termination. “Involuntary Termination” shall mean the Company’s termination of Employee’s employment or the Employee’s resignation from the Company, as applicable, in either case upon or within 3 months after the occurrence of any of the following events: (i) without the Employee’s express written consent, the material reduction of the Employee’s duties, authority, responsibilities, job title or reporting relationships relative to the Employee’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Employee of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the Employee’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the Employee immediately prior to such reduction; (iii) a material reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any termination of the Employee by the Company which is not effected for Disability or for Cause, or any actual or purported termination effected by the Company for Disability or for Cause for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the Employee. For purposes of clause (i) of the immediately preceding sentence, the Employee’s responsibilities shall be deemed to be materially reduced if the Employee is no longer an executive officer (in the case of current executive officers) or on the executive officer management staff (in the case of current E-Staff) of such ultimate parent entity. Notwithstanding the foregoing, an Involuntary Termination only shall be deemed to have occurred upon the Employee’s resignation from the Company if (i) the Employee provides notice to the Company within ninety (90) days after the initial occurrence of the event forming the basis for the resignation and (ii) the Company fails to substantially cure the event within thirty (30) days after receiving notice.

7. SUCCESSORS.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or

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otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law or otherwise.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. MISCELLANEOUS.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(b) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the internal laws of the State of California. Both Employee and the Company hereby agree to the jurisdiction and venue of the courts of the State of California and Federal Courts of the United States of America located within the County of Santa Clara for all actions relating to this Agreement. Employee further agrees that service upon Employee in any such action or proceeding may be made by first class mail, certified or registered, to the Employee’s address as last appearing on the records of the Company or by personal service on Employee.

(c) Counterparts; Facsimile. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The executed copy of this Agreement may be delivered by facsimile or in original form.

(d) Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(e) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

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(f) Construction; Six-Month Delay for Specified Employees. It is the intent of the parties hereto that this Agreement be in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder. If any amounts to be paid under Section 3(a)(i) hereof are not paid on or before March 15 of the year after the Involuntary Termination occurs, then, payments to “specified employees” of the Company (as that term is defined in Treasury Regulation Section 1.409A-1(i)) shall be delayed for six months in accordance with Treasury Regulation Section 1.409A-3(i)(2), but only to the extent that such payments exceed two times the limit applicable to the Employee’s compensation under Internal Revenue Code Section 401(a)(17).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	OPENWAVE SYSTEMS INC.

/s/ Ken Denman
	Name:	Ken Denman
	Title:	President and CEO

EMPLOYEE	Signature:	/s/ Martin McKendry

Name: Martin McKendry

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EXHIBIT A

DO NOT SIGN BELOW UNLESS AND UNTIL OPENWAVE SYSTEMS INC. HAS ADVISED YOU THAT YOU ARE ELIGIBLE FOR A SEVERANCE PAYMENT PURSUANT TO THE TERMS OF YOUR CHANGE OF CONTROL SEVERANCE AGREEMENT.

RELEASE OF CLAIMS

1. In exchange for the severance payment and other benefits described in Section 3 of my Change of Control Severance Agreement with Openwave Systems Inc. (the “Company”), I and my successors and assigns release the Company and its successors and assigns, and each of their respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns, from any and all claims, actions and causes of action, whether now known or unknown, that I have, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I sign this Release of Claims, including, but not limited to, any claims of wrongful termination, breach of express or implied contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, retaliation or national origin, race, age, sex, disability, sexual orientation or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. This Release of Claims will not apply to any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights, to any claims under the terms of the Indemnity Agreement entered into by me and the Company, if any, and it will not apply to any claims that arise after the date on which I sign this Release of Claims.

2. I acknowledge that I have read section 1542 of the Civil Code of the State of California which, in its entirety, states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I hereby waive any rights that I have under section 1542 of the Civil Code of the State of California (or any similar provision of the laws of any other jurisdiction) to the fullest extent that I may lawfully waive such rights pertaining to this Release of Claims, and I affirm that it is my intention to release all known and unknown claims that I have against the parties released in Paragraph 1 above.

3. I acknowledge that I have been paid all earned wages and accrued, unused vacation/paid time off that I earned during my employment with the Company.

4. I agree that I will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that its officers and directors will not, at any time in the future, make any critical or disparaging statements about me to any third party, unless such statements are made truthfully in response to a subpoena or other legal process.

5. I acknowledge that I have returned to the Company all Company property and documents (whether in paper or electronic form, and all copies thereof) and any Company proprietary or confidential information (and all reproductions thereof, in whole or in part) that were in my possession, custody, or control. I acknowledge and agree that following the termination of my employment with the Company, I continue to be bound by, and will comply with, the terms of the Confidential Information and Invention Assignment Agreement between me and the Company of                      , 20    .

6. This Release of Claims constitutes the entire agreement between the Company and me with regard to the subject matter hereof. Both parties acknowledge that they have carefully read and fully understand this Release of Claims and I have not relied on any statement, written or oral, which is not set forth in this document. Both parties understand and agree that this Release of Claims cannot be modified or amended except by a document signed by me and an authorized officer of the Company.

I UNDERSTAND THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE OF CLAIMS AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE OF CLAIMS. I ALSO UNDERSTAND THAT I MAY HAVE UP TO 21 DAYS TO CONSIDER AND SIGN THIS RELEASE OF CLAIMS, THAT I MAY REVOKE THIS RELEASE OF CLAIMS AT ANY TIME DURING THE SEVEN DAY PERIOD AFTER I SIGN IT BY WRITTEN NOTICE OF REVOCATION TO THE GENERAL COUNSEL OF THE COMPANY, AND THAT THIS RELEASE OF CLAIMS WILL NOT BECOME EFFECTIVE UNLESS I DO NOT REVOKE IT DURING THAT SEVEN DAY PERIOD. I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS RELEASE OF CLAIMS, AND I AM SIGNING THIS RELEASE OF CLAIMS KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE PAYMENT AND BENEFITS DESCRIBED ABOVE, WHICH PAYMENT AND BENEFITS I AM NOT ENTITLED TO RECEIVE EXCEPT AS A RESULT OF SIGNING THIS RELEASE OF CLAIMS.

Dated: , 20	Signature:
Employee

OPENWAVE SYSTEMS INC.

Dated: , 20		By:
Its: